Exhibit 23
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Sigma-Aldrich Corporation:
We consent to the incorporation by reference in the registration statements (Nos. 333‑74163 and 333-170109) on Form S-3 and the registration statements (Nos. 333-49912, 333-62541, 333-64661, 333-30528, 333-105033, 333-177866 and 333-183247) on Form S-8 of Sigma-Aldrich Corporation (the Company) of our report dated February 7, 2013, with respect to the consolidated balance sheets of Sigma-Aldrich Corporation as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which report appears in the December 31, 2012 annual report on Form 10‑K of Sigma-Aldrich Corporation.
Our report dated February 7, 2013 contains an explanatory paragraph that states the scope of management's assessment of the effectiveness of internal control over financial reporting includes all of the Company's subsidiaries except BioReliance Holdings, Inc. (BioReliance), which was acquired by the Company on January 31, 2012. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of BioReliance as of December 31, 2012.

/s/ KPMG LLP

St. Louis, Missouri
February 7, 2013